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                                                                    Exhibit 99.1

WABTEC                       1001 Air Brake Avenue                   PRESS
Corporation                  Wilmerding, PA 15148                    RELEASE
                             Phone: 412.825.1543
                             Fax: 412.825.1789

CONTACT:   TIM WESLEY AT (412) 825-1543



WABTEC REPORTS IMPROVED MARGINS AND EARNINGS IN 2003 SECOND QUARTER; AFFIRMS 2003 EARNINGS GUIDANCE

         WILMERDING, Pa., July 17, 2003 -- Wabtec Corporation (NYSE: WAB) today reported improved earnings and margins, despite lower sales, in the second quarter of 2003. In addition, the company affirmed its previous earnings guidance for the year.

         In the 2003 second quarter, Wabtec had earnings per diluted share of 13 cents, including a foreign exchange loss of 3 cents. Excluding this loss, the company had earnings per diluted share of 16 cents in the quarter. In the second quarter of 2002, the company had earnings per diluted share of 11 cents. The higher earnings for the 2003 second quarter resulted from improved margins and lower interest expense.

         "We're pleased with our second-quarter operating performance and remain well positioned to deliver significant earnings growth for the year," said William E. Kassling, Wabtec's chairman.

OUTLOOK

         Wabtec continues to expect full-year 2003 earnings per diluted share to be between 50 cents and 60 cents, with sales of about $700 million. The company continues to expect earnings per diluted share for the remaining quarters of 2003 to be between 13 cents and 16 cents, based on its current backlog and the expected timing of new business.

         "The anticipated recovery in our freight car-related businesses continues to unfold this year, and we are now expecting 2003 car deliveries to be at least 25,000, compared to our original forecast of 22,000," said Gregory T.H. Davies, Wabtec's president and chief executive officer. "Looking further into the future, we continue to expect a stronger locomotive market in 2004 and the beginnings of a rebound in our Transit Group in 2005. Combined with the hard work we have done to reduce costs and increase efficiencies in the past several years, these market recoveries give us confidence in Wabtec's future. In addition, we are excited by our progress in developing new products and services, in particular our train control project with Burlington Northern Santa Fe, which we announced earlier this week."

SECOND QUARTER RESULTS

         Sales decreased 3 percent, or $5 million, compared to the prior-year quarter. Freight Group sales increased 20 percent, primarily due to higher sales of components for new freight cars and sales of commuter locomotives. Sales in the Transit Group were 37 percent lower, reflecting the completion of a contract to supply components for New York City subway cars and lower aftermarket sales.


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WABTEC                       1001 Air Brake Avenue                   PRESS
Corporation                  Wilmerding, PA 15148                    RELEASE
                             Phone: 412.825.1543
                             Fax: 412.825.1789


         Gross margin was 27.2 percent compared to 25.2 percent for the year-ago quarter, despite lower total sales. The increase was primarily due to operating efficiencies and a favorable product mix, both within the Freight Group and for the corporation. Gross margin was 26.7 percent in the first quarter of 2003.

         Operating expenses increased 5 percent, primarily due to higher insurance and medical premiums. Interest expense decreased 57 percent due to the company's lower debt level and lower interest rates, compared to the second quarter of 2002. Other expense increased primarily due to a foreign exchange loss of $2.3 million, or 3 cents per diluted share. The loss occurred mainly because the U.S. dollar weakened during the quarter compared to the Canadian dollar, which impacts the company's Canadian locations that sell primarily to U.S. customers. The company accrued income tax expense at a rate of 36.5 percent, compared to 35 percent, due to higher effective state tax rates.

         During the quarter, Wabtec reduced debt, net of cash, by $6 million. At June 30, 2003, the company had debt, net of cash, of $173 million (44 percent of total capital), compared to $203 million (51 percent of total capital) at June 30, 2002 and $179 million (46 percent of total capital) at March 31, 2003. Wabtec still expects to generate about $40 million in free cash, or about $1 per diluted share, for the full year.

         Wabtec Corporation (www.wabtec.com) is one of North America's largest providers of value-added, technology-based products and services for the rail industry.

         This press release contains forward-looking statements, such as the statements regarding the company's expectations about future earnings. The company's actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a further slowdown in the North American economy; and other factors contained in the company's regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

         THE COMPANY WILL CONDUCT A CONFERENCE CALL WITH ANALYSTS AT 1 P.M., EASTERN TIME, TODAY. TO LISTEN TO THE WEBCAST, PLEASE GO TO
WWW.WABTEC.COM/CORP/WHATS_NEW.ASP.

                                      ###



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                                       WABTEC CORPORATION
                         CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA, UNAUDITED)

                                                                          Second         Second         For the        For the
                                                                          Quarter        Quarter      Six Months     Six Months
                                                                           2003           2002           2003           2002
                                                                         ---------      ---------      ---------      ---------
Net sales                                                                $ 174,856      $ 179,808      $ 344,379      $ 357,133
Cost of sales                                                             (127,294)      (134,452)      (251,541)      (266,997)
                                                                         ---------      ---------      ---------      ---------
  Gross profit                                                              47,562         45,356         92,838         90,136

Selling,general and administrative expenses                                (24,429)       (22,231)       (48,136)       (46,954)
Engineering expenses                                                        (8,246)        (8,476)       (16,514)       (16,581)
Amortization expense                                                        (1,045)        (1,349)        (2,045)        (2,834)
                                                                         ---------      ---------      ---------      ---------
  Total operating expenses                                                 (33,720)       (32,056)       (66,695)       (66,369)

     Income from operations                                                 13,842         13,300         26,143         23,767

Interest expense                                                            (2,398)        (5,579)        (4,797)       (10,889)
Other expense, net                                                          (2,673)          (392)        (3,809)        (1,505)
                                                                         ---------      ---------      ---------      ---------
     Income from continuing operations before income taxes                   8,771          7,329         17,537         11,373

Income tax expense                                                          (3,201)        (2,565)        (6,401)        (3,981)
                                                                         ---------      ---------      ---------      ---------
     Income from continuing operations                                       5,570          4,764         11,136          7,392

Discontinued operations
     Income (loss) from discontinued operations (net of tax)                   (44)            57             73            181
     Loss on sale of discontinued operations (net of tax)                     --             --             --             (529)
                                                                         ---------      ---------      ---------      ---------
Total discontinued operations                                                  (44)            57             73           (348)
                                                                         ---------      ---------      ---------      ---------

Income before cumulative effect of accounting change                         5,526          4,821         11,209          7,044

Cumulative effect of accounting change for goodwill, net of tax               --             --             --          (61,663)
                                                                         ---------      ---------      ---------      ---------
     Net income (loss)                                                   $   5,526      $   4,821      $  11,209      $ (54,619)
                                                                         =========      =========      =========      =========

                        EARNINGS (LOSS) PER COMMON SHARE
                                      BASIC
     Income from continuing operations                                   $    0.13      $    0.11      $    0.26      $    0.17
     Income (loss) from discontinued operations                               --             --             --            (0.01)
     Income before cumulative effect of accounting change                     0.13           0.11           0.26           0.16
     Cumulative effect of accounting change for goodwill, net of tax          --             --             --            (1.43)
     Net income (loss)                                                   $    0.13      $    0.11      $    0.26      $   (1.26)
                                     DILUTED
     Income from continuing operations                                   $    0.13      $    0.11      $    0.25      $    0.17
     Income (loss) from discontinued operations                               --             --             --            (0.01)
     Income before cumulative effect of accounting change                     0.13           0.11           0.26           0.16
     Cumulative effect of accounting change for goodwill, net of tax          --             --             --            (1.41)
     Net income (loss)                                                   $    0.13      $    0.11      $    0.26      $   (1.25)

Weighted average shares outstanding
       Basic                                                                43,478         43,321         43,462         43,239
                                                                         =========      =========      =========      =========
       Diluted                                                              43,790         43,734         43,685         43,592
                                                                         =========      =========      =========      =========

                                SALES BY SEGMENT
Freight Group                                                            $ 128,578      $ 106,760      $ 251,212      $ 215,367
Transit Group                                                               46,278         73,048         93,167        141,766
                                                                         ---------      ---------      ---------      ---------
          Total                                                          $ 174,856      $ 179,808      $ 344,379      $ 357,133
                                                                         =========      =========      =========      =========

EBITDA                                                                   $  17,257      $  19,420      $  34,256      $  34,927
                                                                         =========      =========      =========      =========

Depreciation                                                             $   5,087      $   5,073      $   9,804      $  10,179
Capital Expenditures                                                     $   2,560      $   2,753      $   5,364      $   5,897

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